CONSENT TO BE NAMED AS A DIRECTOR

     I hereby consent to serve as a director of SouthPeak Interactive Corporation and/or any successor entity (collectively, the “Company”) if elected as such, and to be named as a nominee for director of the Company in any registration statement filed by the Company under the Securities Act of 1933, as amended, including all amendments and post-effective amendments or supplements thereto and any proxy statement and/or prospectus contained therein.

Date: February 27, 2008

Signature: /s/ David Buckel
Name:        David Buckel